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                                 EXHIBIT 10.17

                   SEPARATION, WAIVER AND RELEASE AGREEMENT
                    WITH JAMES A. LAPHEN DATED JUNE 8, 2000

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                   SEPARATION, WAIVER AND RELEASE AGREEMENT
                    ---------------------------------------


     THIS SEPARATION, WAIVER AND RELEASE AGREEMENT ("Agreement") is made by and between James A. Laphen ("Laphen") and Commercial Federal Corporation, a Nebraska corporation ("CFC").


                                R E C I T A L S:
                                - - - - - - - -

     This Agreement is made with reference to the following facts and objectives:

     (a) Laphen has been employed by CFC prior to this Agreement as President and Chief Operating Officer of CFC and of CFC's wholly owned subsidiary, Commercial Federal Bank, A Federal Savings Bank ("CFB"). (Except as provided otherwise or as the context otherwise requires, use of the initials "CFC" hereinafter applies to Commercial Federal Corporation and includes each and all of its subsidiary and affiliated entities);

     (b)  Laphen is separating from his employment with CFC; and

     (c) The parties are entering into this Agreement in order to settle any and all existing and potential disputes that they have or may have with one another with respect to Laphen's employment and separation from employment and to release CFC and its affiliates completely from any and all claims arising therefrom.

     NOW, THEREFORE, in order to carry out the intent of the parties as set forth in the foregoing recitals, which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions, recitals, promises and covenants contained in this Agreement, the parties agree as follows:

     1.   RETIREMENT.  Laphen hereby voluntarily separates and resigns from each
          ----------
employment, corporate office and other position he holds with Commercial Federal Corporation and with any of its subsidiary entities, including CFB, effective at the RETIREMENT DATE specified in Paragraph 2 of this Agreement. CFC shall continue to pay Laphen's regular base salary at the rate of $36,050.00 per month, less withholdings and deductions required by law or authorized by Laphen, and Laphen shall remain entitled to all benefit, perquisites, and rights under all CFC plans to which he would otherwise be entitled as an officer and employee under the terms and conditions of those plans as they may exist from time to time, through the RETIREMENT DATE. Through the RETIREMENT DATE, Laphen shall continue to provide such services to CFC as are consistent with his position of employment at CFC and as are requested by CFC senior management, including assistance in attracting and recruiting a successor to Laphen and accomplishing a smooth transition of responsibilities to such successor.

     2.   RETIREMENT DATE.  As used in this Agreement, the RETIREMENT DATE shall
          ---------------
be a date determined by CFC, but the RETIREMENT DATE shall not in any event be later than December 31, 2000.

     3.   CANCELLATION OF AGREEMENT(S) AND CONSIDERATION TO LAPHEN.  It is
          --------------------------------------------------------
understood and agreed that the provisions of this Agreement supersede and cancel any employment, compensation and similar agreement(s) previously entered into between Laphen and CFC. In consideration of this Agreement, CFC agrees to provide the following to Laphen.

     (A)  Separation Allowance.  CFC shall pay Laphen a cash separation
          --------------------
          allowance by continuing Laphen's regular base salary compensation of $36,050.00 per month as described in this subparagraph. CFC shall make semi-monthly regular base salary continuation payment(s) of $18,025.00 each, less withholdings and deductions required by law or authorized by Laphen, by regular payroll deposit to Laphen's designated bank account on each of CFC's regular pay days (the 15th and last days of the month). CFC shall make a total of seventy-two (72) such semi-monthly payments, and the first such semi-monthly payment shall be made on CFC's first regular pay day following the RETIREMENT DATE.

     (B)  Health and Dental Insurance.  CFC shall provide health and dental
          ---------------------------
          insurance coverage for Laphen and Laphen's dependents under CFC's group health and dental plans, as if Laphen were to remain an active employee of CFC, for a period of three (3) years following the RETIREMENT DATE. (Such three year period is hereinafter referred to as the BENEFIT CONTINUATION PERIOD.) Laphen shall pay to CFC -- and CFC shall withhold from the payment(s) described in subparagraph 3(A) above -- the portion of the cost of such group health and dental plan coverages that CFC requires active employees to contribute to the cost of such coverages. CFC's obligations under this subparagraph 3(B) shall terminate at the earlier of the end of the BENEFIT CONTINUATION PERIOD or such time as Laphen becomes eligible for coverage under the group health insurance plan of any other employer (although Laphen and/or his dependents will be allowed at such time to exercise any insurance continuation rights to which he or they may then be entitled under the health care continuation provisions of the federal "COBRA" law, 29 U.S.C. (S)(S) 1161-1169, in accordance with CFC's then-applicable rules pertaining to same).

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     (C)  Life Insurance.  Subject to the applicable insurer's or insurers'
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          underwriting requirements and qualification standards as same may from time to time be revised, CFC agrees to continue Laphen's participation in CFC's group life insurance program which is currently $1,000,000.00 -- but not including coverage for any of Laphen's dependents - during the BENEFIT CONTINUATION PERIOD. CFC shall nevertheless have the right before and during the BENEFIT CONTINUATION PERIOD to change insurance carriers, coverage(s), amounts of coverage(s), and/or terms and conditions of coverage(s) under CFC's group life insurance program, and to apply such changes to Laphen as well as to then-active employees of CFC. Laphen's coverages and eligibility for continued coverage(s) from time to time under such plan or plans shall be contingent on Laphen's satisfying any then applicable underwriting criteria of the applicable insurer(s). CFC's obligations under this subparagraph 3(C) shall terminate at the earlier of the end of the BENEFIT CONTINUATION PERIOD or such time as Laphen becomes eligible for coverage under any life insurance plan of any other employer.

     (D)  Restricted Stock.  Certain restricted rights to receive shares of
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          Commercial Federal Corporation common stock were previously awarded to
          Laphen and were scheduled to vest in Laphen free from restrictions on certain date(s) should Laphen have remained in CFC's employment through such date(s). CFC agrees that any restricted rights previously awarded to Laphen to vest and receive such shares shall continue during the BENEFIT CONTINUATION PERIOD. For purposes (and only for purposes) of determining whether such restricted shares hereafter vest in Laphen free from restrictions, any such shares that would have vested in Laphen free from restrictions during the BENEFIT
          CONTINUATION PERIOD, if Laphen had remained an employee of CFC during the BENEFIT CONTINUATION PERIOD, shall similarly vest in Laphen free from restrictions on the same date(s) they would have vested in Laphen free from restrictions had he remained an employee of CFC during the BENEFIT CONTINUATION PERIOD. CFC will deliver such shares to Laphen or cause them to be delivered to Laphen within forty-five (45) days after they, in accordance with the foregoing, vest in Laphen free from restrictions.

          Laphen shall have and acquire no right, title or interest in or to any of the restricted shares of common stock which were scheduled to vest in Laphen free from restrictions on dates later than during the BENEFIT CONTINUATION PERIOD, and it is understood and agreed that any right, title and interest Laphen may have had in regard to such shares is cancelled as a result of Laphen's retirement from the employment of CFC.

          TAX IMPLICATIONS:  It is understood that receipt by Laphen of shares
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          of stock under this subparagraph 3(D) will result in taxable income to
          Laphen, and that CFC will be obligated to withhold federal and state taxes respecting that taxable income. Within ten (10) days after CFC notifies Laphen of the amount of such taxes required to be withheld, Laphen shall deliver his check (or a cashier's check) to CFC, payable to "Commercial Federal Bank," in the amount of such taxes required to be withheld. The check shall be delivered to Gary D. White or the Director of Human Resources of CFC. If Laphen fails to timely deliver such check or if such check shall for any reason not be paid when presented by CFC for payment, then CFC may deduct and withhold the amount of such taxes from any payments otherwise due from CFC to Laphen under this Agreement. At its option, CFC may delay delivery and issuance of the shares of stock to Laphen until Laphen has paid to CFC the amount of such tax withholdings, or until other arrangements and provisions satisfactory to CFC have been made respecting such required tax withholdings (such as CFC's withholding of taxes by withholding shares of stock).

     (E)  Stock Options.  Certain incentive stock options ("ISO's") to purchase
          -------------
          shares of Commercial Federal Corporation common stock were previously awarded to Laphen and are either presently exercisable by Laphen or were scheduled to become exercisable by Laphen on certain dates should Laphen have remained in CFC's employment through such dates, and such ISO's were further to remain exercisable by Laphen for a limited period of time following Laphen's separation from CFC's employment. In addition, certain non-incentive stock options ("NISO's") to purchase shares of Commercial Federal Corporation common stock were previously awarded to Laphen and are either presently exercisable by Laphen or were scheduled to become exercisable by Laphen on certain dates should Laphen have remained in CFC's employment through such dates, and such NISO's were further to remain exercisable by Laphen for a limited period of time following Laphen's separation from CFC's employment. For purposes (and only for purposes) of determining whether such ISO's and NISO's shall hereafter be or become exercisable by Laphen:

          (1) Subject to the remainder of this subparagraph (E), any such ISO's and NISO's that are presently exercisable by Laphen in accordance with their terms shall remain exercisable by Laphen in accordance with their terms at any time either before or during the BENEFIT CONTINUATION PERIOD;

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          (2)  Any stock option(s) that would have first become exercisable by
               Laphen hereafter, including during the BENEFIT CONTINUATION PERIOD if Laphen had remained employed by CFC during the BENEFIT CONTINUATION PERIOD, shall be exercisable by Laphen hereafter or during the BENEFIT CONTINUATION PERIOD, but not earlier than the date(s) on which such option(s) would have first become exercisable by Laphen hereafter or during the BENEFIT CONTINUATION PERIOD if Laphen had remained employed by CFC during the BENEFIT CONTINUATION PERIOD;

          (3) Laphen and CFC acknowledge that in order to extend the time during which Laphen may exercise such stock options, certain amendments to plan(s) and documents will be required. Laphen and CFC further acknowledge that under and in accordance with federal tax laws and regulations, because such amendments constitute a modification of the ISO's, such amendments may cause the ISO's to no longer qualify as ISO's but may cause or require them to be treated as NISO's. Further, and in any event, under and in accordance with federal tax laws and regulations, any ISO's not exercised by Laphen within three months after the RETIREMENT DATE will thereafter be treated as NISO's;

          (4) Laphen shall have or acquire no right, title or interest in or to any of the stock options that were scheduled to vest in or be first exercisable by Laphen on date(s) which are after the end of the BENEFIT CONTINUATION PERIOD. It is understood and agreed that any right, title and interest Laphen may have had in regard to such options is canceled as a result of Laphen's separation and retirement from the employment of CFC. Any rights which are not exercised before the end of the BENEFIT CONTINUATION PERIOD shall be deemed forfeited.

          TAX IMPLICATIONS: It is understood that exercise by Laphen of the
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          options to purchase shares of stock under this subparagraph 3(E) may result in taxable income to Laphen, and that CFC may be obligated to withhold federal and state taxes respecting that taxable income. Within ten (10) days after CFC notifies Laphen of the amount of such taxes required to be withheld, Laphen shall deliver his check (or a cashier's check) to CFC, payable to "Commercial Federal Bank," in the amount of such taxes required to be withheld as determined by CFC. The check shall be delivered to Gary D. White or the Director of Human Resources of CFC. If Laphen fails to timely deliver such check or if such check shall for any reason not be paid when presented by CFC for payment, then CFC may deduct and withhold the amount of such taxes from any payments otherwise due from CFC to Laphen under this Agreement. At its option, CFC may delay delivery and issuance of the shares of stock to Laphen until Laphen has paid to CFC the amount of such tax withholdings, or until other arrangements and provisions satisfactory to CFC have been made respecting such required tax withholdings (such as CFC's withholding of taxes by withholding shares of stock).

     (F)  Payment in Lieu of 401-K Match.  If Laphen is not employed by CFC on
          ------------------------------
          December 31, 2000, and Laphen is therefore not eligible for a "matching" 401-K contribution from CFC for the year 2000, CFC will pay to Laphen, in a lump sum, the gross amount that CFC would have contributed ("matched") for the year 2000 on Laphen's behalf to CFC's 401-K Plan for employees. Laphen understands that CFC will withhold or deduct federal and state income and payroll taxes, and other withholdings and deductions required by law or authorized by Laphen, from such gross payment. The payment to Laphen will be made on the same date as CFC makes its matching contributions for the year 2000 to CFC's 401-K Plan on behalf of CFC's employees. Such payment will be based upon and calculated with reference to Laphen's employment by and earnings from CFC from January 1, 2000 through the RETIREMENT DATE.

     (G)  Payment in Lieu of Supplemental Deferred Compensation Program
          -------------------------------------------------------------
          Contribution. If Laphen is not employed by CFC on December 31, 2000,
          ------------
          and Laphen is therefore not eligible for a Supplemental Deferred Compensation Program Contribution from CFC for the year 2000, CFC will pay to Laphen, in a lump sum, the gross amount that CFC would have contributed for the year 2000 on Laphen's behalf to the Supplemental Deferred Compensation Program. Laphen understands that CFC will withhold or deduct federal and state income and payroll taxes, and other withholdings and deductions required by law or authorized by Laphen, from such gross payment. The payment to Laphen will be made on the same date as CFC makes its contributions for the year 2000 to CFC's Supplemental Deferred Compensation Program on behalf of CFC employees. Such payment will be based upon and calculated with reference to Laphen's employment by and earnings from CFC from January 1, 2000 through the RETIREMENT DATE.

     (H)  Determination of Tax Withholding Amounts.  In any case in which a
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          determination of an amount to be withheld on account of federal or state income or payroll taxes is required, the amount to be withheld shall, absent agreement of the parties to the contrary, be such amount as CFC, in good faith, reasonably determines to be the minimum amount required by law or such greater amount, allowed by law, which Laphen may request.

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     Laphen acknowledges that the payment(s) and other consideration being provided to Laphen under this Paragraph 3 include payments and benefits that are in addition to anything that Laphen is already entitled to pursuant to Laphen's employment with CFC. It is understood that the payment of the Separation Allowance and other consideration to be provided to Laphen under this Paragraph 3 constitute a voluntary, ad hoc severance arrangement, and that same shall neither create nor be evidence of any severance pay plan or employee welfare benefit plan. No employee or former employee of CFC or its affiliated entities, other than Laphen, shall have any rights or claims under the above-described voluntary, ad hoc arrangement.

     4.   OTHER BENEFITS.
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     (A)  Vacation Pay. As soon after the RETIREMENT DATE as is practicably
          ------------
          feasible, CFC shall pay to Laphen his accrued vacation in accordance with the current employee policy that remains unused as of the RETIREMENT DATE, if any, less withholdings and deductions required by law or authorized by Laphen.

     (B)  Survivor Income Plan. Laphen will be entitled to participate in CFC's
          --------------------
          survivor income plan based on his vested interest as of the RETIREMENT DATE. (As of April 20, 2000, Laphen's vested percentage was 92.4%.)

     (C)  Other. All other benefits, and the continuation or cessation thereof,
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          shall be handled, addressed and administered in accordance with the terms of CFC's plans, policies and procedures in effect on the RETIREMENT DATE.

     5.   RIGHT TO REVOKE AND EFFECTIVE DATE.  CFC has advised Laphen and Laphen
          ----------------------------------
acknowledges that Laphen has the right to revoke this Agreement within seven (7) days after Laphen signs this Agreement. In connection therewith, Laphen shall have the right to revoke this Agreement within seven (7) days after Laphen signs this Agreement, by either mailing, by certified mail, return receipt requested, or hand delivering, written notice of such revocation to Mr. Gary D. White, 1000 Commercial Federal Tower, 72nd and Mercy Streets, Omaha, Nebraska 68124. Unless so revoked, this Agreement shall become effective on the eighth day following the date Laphen signs this Agreement.

     6.  RELEASE.  In consideration of the covenants, agreements, and recitals
         -------
contained in this Agreement, Laphen on behalf of himself, and his assigns, heirs, successors, and executors, hereby knowingly and voluntarily releases and forever discharges CFC, and every entity affiliated with or related to CFC as a parent or subsidiary entity or by common or interrelated ownership or otherwise, and each of its and/or their respective agents, employees, officers, directors, predecessors, successors and assigns (all of such released parties being collectively referred to hereinafter as "Released Parties"), from any and all claims, damages, demands, liabilities, attorney fees, and expenses of any nature whatsoever arising out of or relating in any way to Laphen's employment with CFC and/or his separation from employment. This release shall include and extend to, without limitation, any and all claims, demands, and liabilities under, asserting, or pursuant to federal, state, or local laws, regulations, decisions, or ordinances generally, or prohibiting employment discrimination (including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act), or based upon any alleged tort, breach of any contract, claim for employee benefits, wrongful discharge, or any other actual or alleged wrongdoing whatsoever. This release shall be construed broadly, it being the intent of the parties to fully resolve any and all claims and potential claims of Laphen against Released Parties and any of them, other than claims arising after this Agreement is signed by Laphen.

     IN SHORT, LAPHEN UNDERSTANDS THAT IF HE SIGNS THIS AGREEMENT, HE WILL HAVE NO FURTHER CLAIMS OF ANY NATURE WHATSOEVER AGAINST CFC OR AGAINST ANY PERSON OR OTHER ENTITY AFFILIATED WITH CFC, EXCEPT FOR CLAIMS THAT ARISE AFTER LAPHEN SIGNS THIS AGREEMENT OR AS A RESULT OF ANY VIOLATION OR NON-PERFORMANCE OF THIS AGREEMENT BY CFC.

     Nothing in this document shall preclude Laphen from seeking any unemployment compensation benefits to which he may otherwise be entitled by law.

     Notwithstanding the foregoing, the release provided herein is, until the termination of the BENEFIT CONTINUATION PERIOD, subject to the conditions subsequent of the substantial performance of all material terms hereof by CFC and shall be voidable by Laphen upon failure of CFC to substantially perform any material obligation hereunder and CFC's failure to cure such breach within thirty (30) days of written notice from Laphen stating such breach with particularity. Such notice must be actually delivered or mailed certified mail, return receipt requested, to CFC at the address stated in Section 5, or such other address that CFC may notify Laphen in writing or, in the absence of any written notice of change in address, such other address as Laphen may know will result in actual receipt. In the event of any such breach and failure to cure, Laphen shall have the right to declare the release contained herein void by providing CFC written notice of such election, delivered as provided in the foregoing sentence, within sixty (60) days of the date of the initial notice of default and right to cure. If Laphen so elects, and the release provided herein becomes void, then any payments or benefits received by Laphen hereunder shall apply in reduction of any amounts to which Laphen may otherwise have been entitled if this Agreement had not been executed.

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     7.  COVENANT NOT TO SUE.  Laphen covenants and agrees that he will forever
         -------------------
refrain from bringing or participating as a party plaintiff in any action, lawsuit, claim, or proceeding based on, arising out of, or in connection with Laphen's employment with CFC or separation therefrom, other than claims arising as a result of occurrences after this Agreement is signed by Laphen or by virtue of the breach or non-performance of this Agreement by CFC.

     8.  COOPERATION BY LAPHEN.  In further consideration of the payment(s) and
         ---------------------
other consideration being provided to Laphen under this Agreement, Laphen agrees to confer reasonably with CFC during the three year period following the RETIREMENT DATE in providing information as may be required and requested by CFC from time to time concerning Laphen's work tasks, assignments and areas of responsibility, knowledge and involvement while employed by CFC, and concerning prior operations of CFC and its affiliated subsidiary entities. Such conferring shall not unduly or unreasonably interfere with any employment responsibilities Laphen may owe to any other employer after the RETIREMENT DATE.

     Laphen further agrees to appear as may be reasonably requested and required by CFC, during the three year period following the RETIREMENT DATE, to investigate, prepare for, testify in and/or otherwise assist CFC in or with court, administrative agency or related litigation or litigation-like proceedings in which or concerning which CFC may be a party or have an interest. CFC shall reimburse Laphen, or at CFC's option advance to Laphen, the reasonable expenses that are reasonably incurred by Laphen therein or as a result thereof. This is not intended to prevent Laphen from seeking and obtaining full-time employment or self-employment during the three year period following the RETIREMENT DATE.

     9.  FUTURE EMPLOYMENT AND CONFIDENTIAL INFORMATION.  Laphen hereby waives
         ----------------------------------------------
any entitlement he may have or claim to have of employment by CFC, other than as specifically described in this Agreement.

     Laphen agrees that he will not disclose, disseminate, or use any confidential information concerning CFC's employees, operations, customers, products or services (existing or contemplated), pricing policies and practices, marketing and hiring techniques and activities and procedures, financial information, costs, profits, salaries, sales, strategic plans, research, development, trade secrets, accounting practices and procedures, pro formas, securities information, or other information or data of any kind, in any employment or self-employment by any person or entity other than CFC after the RETIREMENT DATE. In the event of breach of this paragraph by Laphen, Laphen agrees that any further obligation(s) by CFC to Laphen under Paragraph 3 of this Agreement shall thereupon cease and that CFC may in addition pursue any legal or equitable remedies available, including injunctive relief.

     The term "confidential information" used in the last preceding paragraph shall not include and shall not limit Laphen by its terms from disclosing the following:

     (A) Information which is generally available to the public or in the public domain generally including, but not limited to, securities information, marketing brochures information, or public circulars distributed by CFC.

     (B) Information which Laphen can show was disclosed by CFC to a third party without similar restrictions on disclosure or use.

     (C) Is required to be disclosed, pursuant to governmental or judicial process or procedure; provided, however, that the notice of such process is promptly provided to CFC in order that it may have an opportunity to intercede in such proceeding to contest such disclosure.

     10. NON-COMPETITION.  Without limiting the provisions of Section 9, or any
         ---------------
provision of this Agreement, Laphen agrees that he will not, during the BENEFIT CONTINUATION PERIOD, accept employment as a director or an executive officer (as defined in 12 C.F.R. (S) 215.2) of any insured depository institution or any affiliate thereof (as defined in 12 C.F.R. (S) 215.2), if such depository institution and its affiliates (a) have combined total assets exceeding $7.5 billion at the date hereof, and (b) are based in the Omaha, Nebraska metropolitan area. The parties acknowledge and agree that First National Bank of Omaha is included within this provision and no other institution is currently covered. The acceptance of any such employment by Laphen will not entitle CFC to equitable relief or other damages under this Section 10, but shall cause the immediate termination of the BENEFIT CONTINUATION PERIOD, and all right of Laphen to continued payments, benefits, and other rights under this Agreement.

     11. NON-DISPARAGEMENT.  Laphen agrees that he will not hereafter engage
         -----------------
in any conduct or behavior or make any public statements that are derogatory of or toward, or potentially detrimental to the good name of, CFC or its subsidiary or affiliated entities, or any of its or their directors, officers, or employees, or its or their business or business practices, or make any statement or provide any information to any person or entity, the making or provision of which could be reasonably expected to threaten a material, detrimental effect on CFC or its subsidiaries or affiliated entities.

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     CFC agrees that (i) it will not make any public statements that are derogatory of or toward, or potentially detrimental to the name of Laphen, or make any statement or provide any information to any person or entity, the making or provision of which could be reasonably expected to threaten a material detrimental effect on Laphen, (ii) it will advise each senior executive officer and director to refrain from making any such statements or taking any such actions, and (iii) it will not instruct or encourage any officer, agent, or employee to do any of the foregoing; provided, however, that the foregoing shall not apply to any statements, disclosures, or publications made by CFC which CFC has been advised by counsel it is required to make by applicable law, rule, or regulation.

     12.  ACCELERATION OF BENEFITS.  In the event of any Change of Control Event
          ------------------------
as defined in the agreement which was executed between CFC and Laphen dated June 8, 1995, to the extent that periodic cash payments which may become due to other parties under similar agreements are accelerated at the election of CFC or otherwise, then the payments under Section 3(A) hereof shall be accelerated to the same extent and, to the extent that rights of other parties to vest in any restricted stock or options is accelerated, then any similar rights of Laphen's which are not yet vested shall be equally accelerated.

          13.  ACKNOWLEDGMENTS AND REPRESENTATIONS OF THE PARTIES. The parties
               --------------------------------------------------
acknowledge and represent as follows:

     (A) This Agreement constitutes an agreement that is legally binding on each party, enforceable in accordance with its terms.

     (B) CFC and Laphen have had ample opportunity to review this Agreement. Further, Laphen has been advised by CFC, and has had ample opportunity, to consult with an attorney of his own choosing prior to signing this Agreement regarding the terms, conditions and ramifications of this Agreement. Laphen has in fact consulted with an attorney of his own choosing in that regard and for that purpose, or has elected not to do so.

     (C) CFC and Laphen are each entering into this Agreement knowingly, voluntarily, and of their own volition and neither is under any duress or undue influence.

     (D) CFC and Laphen have read and understand this Agreement. Laphen hereby acknowledges and understands that, by executing this Agreement, he is releasing and waiving all claims against Released Parties arising out of his employment or separation therefrom, other than claims arising after the date Laphen signs this Agreement.

     (E)  Laphen has been advised and hereby acknowledges that he has twenty-one
          (21) days, beginning on the date this Agreement is delivered to him by CFC, in which to determine whether to accept the terms of this Agreement and to sign this Agreement. Laphen may, if he so chooses, waive this period and sign the Agreement prior to the expiration of the 21-day period.

          14.  NO ADMISSION OF LIABILITY.  This Agreement shall not be treated
               -------------------------
as an admission of liability or of any wrongdoing by either party, and shall neither be offered by either party nor admissible in evidence as any such admission.

     15.   ENTIRE AGREEMENT: BINDING EFFECT.  This Agreement constitutes the
           --------------------------------
entire agreement between the parties and shall bind and inure to the benefit of both parties and of each of the Released Parties, and their respective successors, heirs and legal representatives.

     16.   SEVERABILITY.  In the event a court of competent jurisdiction
           ------------
determines that one or more of the clauses of this Agreement are unenforceable, such clause(s) shall be severed from the Agreement, and the balance of the Agreement shall remain in full force and effect.

     17.  APPLICABLE LAW.  This Agreement is made and entered into and shall be
          --------------
governed by and construed in accordance with the laws of the State of Nebraska.

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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date this Agreement is signed below by Laphen.



DATED: June 8, 2000           /s/ James A. Laphen
                              ------------------------------------------
                              James A. Laphen


                              COMMERCIAL FEDERAL CORPORATION, a
                              Nebraska corporation


DATED: June 8, 2000      By:  /s/ William A. Fitzgerald
                              --------------------------------------------
                              William A. Fitzgerald,
                              Chairman and Chief Executive Officer

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